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                STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS

                                CONSENT AGREEMENT

                                     BETWEEN

               RHODE ISLAND DEPARTMENT OF ENVIRONMENTAL MANAGEMENT

                                       AND

                                STERICYCLE, INC.


                                    PREAMBLE

This Consent Agreement is entered by and between the Rhode Island Department of Environmental Management ("the Department") and Stericycle, Inc. ("Stericycle" or "the Company"), a Delaware corporation with its corporate offices located in Deerfield, Illinois. This Agreement is entered into in accordance with Chapters 23 18.9, 23-19.12 and 42-17.1 of the Rhode Island General Laws ("R.I.G.L.").

WHEREAS, on 29 September 1994 and 3 April 1995, the Rhode Island Department of Environmental Management ("Department") issued a Notice of Violation and Order and Penalty ("NOVAP") to Stericycle.

WHEREAS, the NOVAP alleged violations of R.I. Gen. Laws Section 23-18.9, as amended (the "Solid Waste Act"), governing Refuse Disposal and the Rules and Regulations adopted thereunder ( the "Solid Waste Regulations") and Section 23-19.12, as amended, the ("Medical Waste Act"), governing Generation, Transportation, Storage, Treatment, Management and Disposal of Regulated Medical Waste and the Rules and Regulations (the "Medical Waste Regulations") adopted thereunder.

WHEREAS, the Department alleges in the NOVAP that violations of the above-cited statutes and regulations occurred on diverse dates between October 19, 1992 and September 6, 1994.

WHEREAS, the Company and the Department desire to limit the administrative process and avoid the need for and expense of an administrative hearing and protracted litigation arising out of the allegations.

In lieu of convening an Administrative Hearing regarding the alleged violations, and in order to effect a resolution of all disputed issues in this matter, the Department and the Company (the "parties") agree as follows:


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                                    AGREEMENT

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, RONALD GAGNON, CHIEF OF THE DIVISION OF WASTE MANAGEMENT FOR THE DEPARTMENT and MARK MILLER, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY do hereby acknowledge and agree to the following:

     1) The Company is subject to the provisions of the Rhode Island General Laws, specifically chapters 42-17.1, 23-18.9 and 23-19.12 and the applicable regulations of the Department promulgated thereunder.

     2) The Department has jurisdiction over the subject matter of this Agreement and has personal jurisdiction over the Company pursuant to the Medical Waste Act and the Medical Waste Regulations.

     3) The provisions of this Agreement shall apply to and be binding upon the Company and the Department and their respective agents, servants, employees, successors and assigns.

     4) This Agreement shall have the full force and effect of a final administrative adjudication and shall be fully enforceable in Superior Court under the provisions of Title 42-Chapter 35 of the General Laws of the State of Rhode Island.

     5) The Company agrees to comply with any newly promulgated regulations. In the event of inconsistency between a provision of this Agreement and a regulation, the parties agree that the regulation shall govern and replace the inconsistent portion of this Agreement. The remainder of this Agreement shall remain unaffected.


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     6)   (a) Stericycle agrees to pay and the Department agrees to accept the amount of four hundred thousand dollars ($400,000.00) which shall be paid to the Air and Water Protection Fund established by R.I. Gen. Laws Section 42-17.1-2 according to the following schedule.


               August 31, 1995                   $35,000.00
               December 31, 1996                 $35,000.00
               December 31, 1997                 $35,000.00
               December 31, 1998                 $35,000.00
               December 31, 1999                 $50,000.00
               December 31, 2000                 $60,000.00
               December 31, 2001                $150,000.00


          In the event Stericycle fails to comply with any of the terms of this Agreement or violates any provisions of the above-cited statute of rules or regulations, Stericycle agrees that the remaining amount set forth above shall become immediately due and owing unless excused by paragraph 7 of this Agreement.

          (b) In addition to the four hundred thousand dollar ($400,000.00) monetary amount agreed to by the parties and set forth in paragraph
          (a) above, the Company agrees to complete the following supplemental environmental projects ("SEPs"). Stericycle shall submit monthly reports to the Department which monitor the SEPs and provide documentation at the completion of the SEPs. SEPs shall commence within ninety (90) days of execution of this document unless otherwise specified.

               (1)  Educational Program
                    Stericycle shall conduct four educational programs during a four (4) year period, one (1) seminar per year beginning in 1996. The seminar shall consist of two categories: an Environmental Health and Safety Regulatory Update and Bloodborn Pathogens. Enrollment in such program shall be limited to no less than 150 participants per session which shall not include Stericycle employees, agents, etc. The seminars shall be conducted at facilities throughout Rhode Island and shall not be conducted at the Stericycle facility in Woonsocket, Rhode Island. In the event that the four seminars do not yield a total of six hundred (600) participants, Stericycle agrees to conduct additional seminars within the four year period to reach the six hundred (600) participant requirement.


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               (2)  Public Service Medical Waste Management Program
                    Stericycle shall implement a Public Service Medical Waste Management Program which shall provide for the collection and treatment of medical waste generated by twenty (20) Rhode Island public service agencies such as police, fire, emergency and ambulance services. Stericycle shall provide a total of not less than one thousand and two hundred (1200) containers, two per agency, to these twenty (20) agencies throughout the State of Rhode Island and shall collect and treat the same over a five (5) year period. Stericycle shall provide for this regulated medical waste to be picked up six (6) times per year. This program shall not be used as an incentive for future contractual obligations with the participant.

               (3)  Residential Sharps Management Program
                    Stericycle shall implement over a five (5) year period a Residential Sharps Management Program. Stericycle shall implement a program to provide for collection and treatment of sharps from twenty (20) selected pharmacies throughout the State of Rhode Island. Stericycle shall provide for not less than one thousand two hundred (1,200) containers, two per agency, to these twenty (20) pharmacies and shall provide for this regulated medical waste to be collected and treated six (6) times per year during the five (5) year period. This program shall not be used as an incentive for future contractual obligations with the participant.


          Correspondence, notice, advertisement or other related materials sent forth related to these SEPs must disclose that the project was implemented in connection with the settlement of an environmental enforcement action.

          (c) Stericycle shall submit an amendment to its operating plan for Department review within ninety (90) days of execution of this Agreement and must implement the approved amended procedures within fifteen (15) days of Department approval of the same. The amendments to the operating plan must include:


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               (1)  Spore strip testing shall be increased to occur at a minimum of once per week and analysis of spore strips must be performed by an independent consultant and laboratory. The results of such analysis shall be submitted directly to the Department from the independent laboratory simultaneously with the reporting of the same to Stericycle. In the event that spore strip analysis yields a positive result, a protocol with a number of negative sample results shall be required to negate the positive test results. Those tests will be conducted with copies of the results forwarded directly to the Department simultaneously with the reporting of the same to Stericycle.

               (2) Stericycle shall submit to the Department a contingency plan that includes a maximum quantity and time period of storage of regulated medical waste storage at the Woonsocket facility when treatment and/or destruction processes fail or do not perform in the manner specified in the approved operating plan. Stericycle shall refuse all shipments which will increase the volume of regulated medical waste to exceed the final approved limit provided for in the contingency plan.

               (3) Stericycle shall orally notify the Department within twenty-four (24) hours of all incidents, medical waste spills, fires, acceptance of radioactive waste or hazardous waste.
                    A complete written report shall be submitted to the Department within seven (7) days of the incident detailing the incident in question as well as Stericycle's response to the incident.

               (4) In the event of a temporary failure of the process as set forth in the approved operating plan, Stericycle shall insure that all regulated medical waste is shipped within fourteen (14) days to a Department approved alternative treatment and destruction facility pursuant to the contingency plan described in paragraph 2 above.

               (5) Stericycle shall notify the Department immediately of all loads of waste returned to the Stericycle Woonsocket facility from SEAMASS or other facility. Stericycle agrees to subject said returned loads to Department inspection.


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               (6)  Stericycle shall submit a plan for Department approval for the random testing of the contact surface of Steritubs which assures that the public is not exposed to contaminated tubs. The plan shall be implemented within six (6) months of the execution of this agreement.

               (7) Stericycle shall submit to the Department a list of all processing vessels. The number of vessels in use shall reflect Stericycle's operating capacity, based on hours of operation and average weight of a processing vessel. Documentation shall be provided to the Department that indicates the number of processing vessels in use by the facility, the number assigned to the processing vessel, the date the processing vessel was put into services and the date that the processing vessel was taken out of service. This list shall be kept current and the Department shall be notified of any modifications to said list within forty-eight (48) hours of the modification. Stericycle shall insure that no two (2) processing vessels have the same number.

               (8) Stericycle agrees to implement a revised training program for all of its employees. Prior to implementation of this program, Department approval is required. This program will guarantee that all employees are trained prior to performing any job at ft Stericycle facility in Woonsocket, Rhode Island. Stericycle shall maintain certificates of completion of training for all employees and shall submit copies of the same to the Department within ten (10) days of each employees completion of the training. Stericycle agrees to provide to the Department the name, title, business address, educational background and other relevant experience of each training instructor prior to that individual conducting any training program. Stericycle shall implement this revised training program within sixty
                    (60) days of execution of this Agreement.

               (9) Stericycle shall construct a fence at least six (6) feet in height or other Department approved comparable control to prohibit access to areas where regulated medical waste is stored.


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               (10) Stericycle shall submit an approved plan for implementation of a system for the automatic monitoring and recording of temperatures of waste subsequent to exit from the RF oven. Stericycle shall submit a plan within ninety (90) days that sets forth this system. Testing and verification of this system must occur within nine (9) months of execution of this agreement and shall be fully implemented within twelve
                    (12) months of execution of this agreement.

               (11) Stericycle shall install video monitoring equipment at its
                    Woonsocket facility. Such installation shall be completed and the process of monitoring employees' performance shall commence within ninety (90) days of execution of this Agreement.

               (12) Stericycle shall insure that all regulated medical waste is destroyed to a size of no greater than four (4) inches except for preapproved Department exceptions. In the event that the four (4) inch minimum is not accomplished Stericycle shall either accomplish the four (4) inch minimum or comply with the Medical Waste Regulations and handle this regulated medical waste as such.

          (d) Nothing in this provision shall be construed as limiting the right of the Department to assess other administrative penalties for any additional violations of law or regulation or this Agreement.

     7) With respect to Stericycle's compliance with any interim or final deadline set forth in this Consent Agreement, no penalties will be sought by the Department for delay caused by circumstances beyond Stericycle's control, such as by act of God, war or other force majeure. Force majeure shall include any event arising from causes beyond the control of Stericycle, including, but not limited to: Acts of God; fire; war; insurrection; civil disturbance; explosion; riot; catastrophe; governmental actions; adverse weather conditions that could not be reasonable anticipated and causing unusual delay in transportation and/or field activities or restraint by court order or order of public authority. Financial inability to perform any obligation under this Agreement shall not be considered a cause of delay that is beyond the reasonable control of Stericycle. Stericycle, shall use due diligence to anticipate and minimize or avoid delay or circumstances which might result in the delay or prevention of performance of its obligations under this Agreement. Stericycle's inability to perform due to economic circumstances shall not


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          constitute an acceptable reason for failure to perform.  Stericycle shall promptly notify the Department orally and shall, within five (5) business days of oral notification to the Department, notify the Department in writing of the anticipated length and cause of any delay and the timetable by which Stericycle intends to implement these measures. Upon receipt of such notification, the Department shall determine whether the delay is appropriately excused under this paragraph and shall so notify Stericycle. Stericycle agrees to use its best efforts to minimize any delay regardless of cause, and acknowledges that it will have the burden of justifying excuses for delay in performance under this paragraph.

     8) In addition to the requirements set forth in paragraph 6(a) of this Agreement, in the event Stericycle fails to comply with any provision of this Consent Agreement, Stericycle, shall pay to the Department the stipulated penalties in the amount of five hundred dollars ($500.00) per day, unless excused by the provisions of paragraph 7 of this Agreement. The payment of liquidated damages in accordance with this paragraph shall not preclude the Department from seeking any other appropriate remedy.

     9) Compliance with Agreement shall satisfy the requirements set forth in the NOVAPs.

     10) If any part or provision of this Agreement, or application thereof to any persons entity, or circumstances be adjudged invalid by any court of competent jurisdiction, the judgment shall be confined in its operation to the party of or provision of or application directly involved in the controversy in which the judgment shall have been rendered and shall not affect or impair the validity of the remainder of this Agreement or the application thereof to other persons, entities, or circumstances.

     11) This Agreement may be modified only through a writing signed by all of the parties.

     12) The within Agreement contains the entire agreement between the parties.

     13) The parties hereunto stipulate and agree that the agreements contained herein are entered into voluntarily and that none of the parties have been coerced to enter into this Agreement through fraud, duress, misrepresentation, mistake, undue influence, or any other means that may affect the voluntariness of the mutual assent upon which this Agreement is based.


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     14)  The terms of this Agreement apply only to the cases described above and shall not be used as precedent in any other matter with DEM and any other party.


     15) Stericycle agrees to waive any rights to sue or initiate any type of action against the State of Rhode Island, the Department or any of their agents regarding the issuance and the effect thereof of the NOVAP including but not limited to the terms of the NOVAP, the April 4, 1995 press release or any interpretation thereof, the interpretation of the Solid Waste Act, Solid Waste Regulations, Medical Waste Act or Medical Waste Regulations or any other statements made by the Department or its representatives involving Stericycle from the time period of September 29, 1994 to the present. Stericycle does hereby agree to accept this executed document in full settlement and satisfaction of, and as sole consideration for the final release and discharge of, all actions, claims and demands whatsoever, that now exist, or may hereafter accrue, against the State of Rhode Island.

     16) The Department agrees not to initiate an enforcement action against Stericycle for violations of the Medical Waste Regulations known to the Department prior to Stericycle's execution of this Agreement that were not cited by the Department in either SW94-8 or SW95-5 and that are the same type of violations cited in the above-referenced cases but that occurred during time periods subsequent to those cited in the NOVAPs.

     17) Stericycle agrees not to use any of the terms or conditions or the execution of this document in a defense that they may assert against the Department in any action that the Department may take against Stericycle in future enforcement actions, nor as a basis or in support of any action that Stericycle takes against the Department.

     18) Stericycle, agrees not to interfere with, obstruct or hinder any inspection or study that the Department wishes to conduct or to take or of any or all of the processes employed by Stericycle at its Woonsocket, Rhode Island facility.


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     19)  The obligations and responsibilities regarding any of the terms or conditions of this Agreement shall remain effective and not terminate or in any way be affected upon the issuance or denial of the license renewal application that has been submitted to the Department by Stericycle, unless otherwise specified. In the event that the medical waste treatment license for which Stericycle has submitted an application for approval is denied, then the terms of paragraphs 6(c)(1), 6(c)(4), 6(c)(7), 6(c)(10) and 6(c)(12) shall not apply.

     20) This document does not constitute an admission of any facts or of liability.

     21) This Agreement shall not compromise, diminish or in any other way affect the rights of the Department with respect to any other subsequent action that the Department may choose to take against any person on information that was not the basis of the NOVAP against Stericycle.

     22) Full execution of this document resolves the actions set forth in Notices of Violation and Orders and Penalties SW94-8 and SW95-5 against Stericycle by the Department.

     23) The mutual agreements contained within this document shall constitute sufficient consideration to support this Agreement.

     24) The Rhode Island Superior Court shall have sole jurisdiction to interpret and enforce the terms of this Agreement and any dispute regarding the same shall be brought before this Court.

     25) Nothing contained herein releases Stericycle from its obligations to comply with State and Federal law and regulation.


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This Agreement shall be deemed effective on the date that all parties have executed this document.

     IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of August, 1995


                                        /s/ Ronald Gagnon
                                        -----------------------------------
                                        RONALD GAGNON, Chief



     Subscribed and sworn to before me this 22nd day of August, 1995


                                        /s/ Susan W. Cabecerias
                                        -----------------------------------
                                        NOTARY PUBLIC
                                        My commission expires:     8/1/97
                                                               ------------

     IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of August, 1995.



                                        /s/ Mark Miller
                                        -----------------------------------
                                        MARK MILLER, President
                                        (the above individual certifies that
                                        he/she has the authority to bind the
                                        corporation to the terms of this
                                        agreement)


     Subscribed and sworn to before me this 18th day of August, 1995


                                        /s/ Rhonda D. Toth
                                        -----------------------------------
                                        NOTARY PUBLIC
                                        My commission expires:   12/7/95
                                                               ------------

                                                            [SEAL]


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